EXHIBIT 5







                      December 5, 1994



Mentor Graphics Corporation
8005 SW Boeckman Road
Wilsonville, Oregon  97070-7777

          I have acted as counsel for Mentor Graphics
Corporation (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the resale of 2,442,597 shares of Common Stock, without par value (the "Shares"), of the Company by the holders thereof (the "Selling Shareholders"). The Shares were issued to the Selling Shareholders pursuant to the Plan and Agreement of Merger between the Company, Mentor Graphics Acquisition, Inc. and Model Technology Incorporated, dated November 28, 1994. I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments I deemed necessary for the purposes of this opinion.

          Based on the foregoing, it is my opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon;

     2. The Shares have been duly authorized and are legally issued, fully paid, and nonassessable.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ FRANK S. DELIA

                              Frank S. Delia